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                                                                    EXHIBIT 23.1

     When the reverse stock split referred to in Note 19 of the Notes to Consolidated Financial Statements has been effected, we will be in a position to render the following report.

                        KPMG LLP


                        Consent of Independent Auditors


The Board of Directors Divicore Inc.:

     The audits referred to in our report dated April 27, 1999 except as to the last paragraph of Note 19, which is as of April __, 1999, included the related consolidated financial statement schedule for each of the years in the three year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basis consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.

Philadelphia, Pennsylvania
April 27, 1999